DUPLICATE

Number: BC0968578

BRITISH COLUMBIA

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that CANADIAN ZEOLITE CORP. was incorporated under the Business Corporations Act on April 26, 2013 at 01:01 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On April 26, 2013

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada